As filed with the Securities and Exchange Commission on March 20, 2019
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Establishment Labs Holdings Inc.
(Exact name of Registrant as specified in its charter)

British Virgin Islands		Not applicable
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
Building B15 and 25 Coyol Free Zone Alajuela Costa Rica
(Address of principal executive offices including zip code)

2018 EQUITY INCENTIVE PLAN 2018 EMPLOYEE SHARE PURCHASE PLAN
(Full title of the plans)

Renee Gaeta Motiva USA LLC 16192 Coastal Highway Lewes, DE 19958 +506 2434 2400
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Elton Satusky Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value, reserved for issuance pursuant to 2018 Equity Incentive Plan	750,000 shares(2)	$28.10(4)	$21,075,000	$2,554.29
Common Shares, no par value, reserved for issuance pursuant to 2018 Employee Share Purchase Plan	187,000 shares(3)	$23.89(5)	$4,467,430	$541.45

TOTAL	937,000 shares		$25,542,430	$3,095.74

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on form S-8 (this “Registration Statement”) shall also cover any additional shares of Establishment Labs Holdings Inc.’s (the “Registrant”) common stock that become issuable under the Registrant’s 2018 Equity Incentive Plan (“2018 Plan”) and the Registrant’s 2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Represents an automatic annual increase of 750,000 shares on January 1, 2019 to the number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided for in, the 2018 Plan.

(3)
Represents an automatic annual increase of 187,000 shares on January 1, 2019 to the number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided for in, the 2018 ESPP.

(4)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $28.10 per share, which represents the average of the high and low prices of the common stock as reported in The Nasdaq Global Select Market on March 15, 2019.

(5)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $23.89 per share, which represents 85% of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 15, 2019. Pursuant to the 2018 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of the Registrant’s common stock will be 85% of the lower of the fair market value of the Registrant’s common stock on the first day of the offering period or on the exercise date.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Establishment Labs Holdings Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 20, 2019 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-38593);
(2)All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and
(3)The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38593) filed with the Commission on July 16, 2018 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The BVI Business Companies Act, 2004, as amended, or the BVI Act, and the Registrant’s amended and restated memorandum and articles of association provide for the indemnification of its directors against all losses or liabilities incurred or sustained by him or her as a director of the Registrant in defending any proceedings, whether civil or criminal provided that this indemnity only applies if he or she acted honestly and in good faith with a view to the Registrant’s best interests and, with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.
In addition to the indemnification required in the Registrant’s amended and restated memorandum and articles of association, the Registrant has entered into indemnification agreements with each of its current directors and officers. These agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Registrant, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at its request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, the Registrant or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. The Registrant believes that these article provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Registrant’s amended and restated memorandum and articles of association may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant or its shareholders. A shareholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
See also the undertakings set out in response to Item 9 herein.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See Exhibit Index immediately following the Signature Page.
Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to applicable law, the Registrant’s Amended and Restated Memorandum and Articles of Association or indemnification agreements, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sane José, Costa Rica, on March 20, 2019.

ESTABLISHMENT LABS HOLDINGS
By:	/s/ Juan Jose Chacon Quiros
Juan Jose Chacon Quiros Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Juan Jose Chacon Quiros and Renee Gaeta, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Juan Jose Chacon Quiros	Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2019
Juan Jose Chacon Quiros
/s/ Renee M. Gaeta	Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2019
Renee M. Gaeta
/s/ Nicholas Lewin	Chairman of the Board of Directors	March 20, 2019
Nicholas Lewin
/s/ Dennis Condon	Director	March 20, 2019
Dennis Condon
/s/ Lisa N. Colleran	Director	March 20, 2019
Lisa N. Colleran
/s/ Edward Schutter	Director	March 20, 2019
Edward Schutter
/s/ David Hung	Director	March 20, 2019
David Hung, M.D.
Director
Allan Weinstein

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Conyers Dill & Pearman (see Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1(1)	2018 Equity Incentive Plan and related form agreements.
99.2(2)	2018 Employee Share Purchase Plan and related form agreements.
__________

(1)	Incorporated by reference to Exhibit 10.3 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-225791), filed with the Commission on July 9, 2018.

(2)	Incorporated by reference to Exhibit 10.4 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-225791), filed with the Commission on July 9, 2018.